Exhibit 99.1
                                                               ------------

                   Prospectus Summary - Recent Developments -
                   Recent Results of Operations for Brookdale

         The following preliminary unaudited consolidated financial data summarizes certain of our results of operations for the three months ended June 30, 2006. However, we have not yet prepared our Quarterly Report on Form 10-Q for the period, and therefore the following operating results for the period are subject to completion of certain procedures which may result in changes to these results. The assumptions and estimates underlying the estimated financial information are subject to a wide variety of significant business, economic and competitive risks and uncertainties, including those described under "Risk Factors" and "Special Note Regarding Forward-Looking Statements". Accordingly, there can be no assurance that the estimated financial information is indicative of future performance or that the actual results will not differ materially from the estimated financial information presented below. You should not place undue reliance on these estimates.

         For the three months ended June 30, 2006 and 2005, revenues, occupancy at the end of the period and average occupancy were $267.7 million, 90.1%, and 90.0% and $193.3 million, 88.1% and 88.3%, respectively. The increases came from a combination of acquisitions, occupancy growth and resident fee increases. For the 344 facilities we have owned, leased or managed, excluding our four owned developments, our revenues increased 7.8% on an annualized basis for the three months ended June 30, 2006 when compared to our same-store revenues for the three months ended June 30, 2005.